EXHIBIT 5.2

March 26, 2021

United States Securities and Exchange Commission

Ladies and Gentlemen:

Re: Mogo Inc. Registration Statement on Form F-10

We hereby consent to the reference to our firm’s name and advice in the registration statement on Form F-10 (the “Registration Statement”) and the related short form base shelf prospectus (the “Prospectus”) of Mogo Inc., dated March 26, 2021, under the heading “Enforceability of Civil Liabilities” as contained in the Prospectus included in the Registration Statement.

In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Yours truly,

/s/ Stikeman Elliott LLP
Stikeman Elliott LLP